Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Lucas GC Limited on Form F-1/A of our report dated May 31, 2023 with respect to our audits of the consolidated financial statements of Lucas GC Limited as of December 31, 2021 and 2022 the related consolidated statements of income and comprehensive income, changes in shareholders’ (deficit) equity and cash flows for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

March 4, 2024

BEIJING OFFICE • Unit 2419-2422 • Kerry Center South Tower • 1 Guang Hua Road • Chaoyang District, Beijing • 100020

Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumasia.com